News Release	Exhibit 99

Rockwell Automation Elects Pam Murphy to Board of Directors

MILWAUKEE—June 6, 2019 – Rockwell Automation (NYSE: ROK) today announced that Pam Murphy was elected to its board of directors effective June 6, 2019. Murphy is chief operating officer for Infor, Inc., a global leader in business cloud software products for industry-specific companies and markets.

“Pam is a proven global leader with a solid track record of success, and we are delighted to add her experience to our talented and diverse board of directors,” said Blake Moret, chairman and chief executive officer of Rockwell Automation. “As we accelerate our strategy of bringing the Connected Enterprise to life for customers around the world, Pam’s expertise in areas including technology, international business operations, and finance will greatly benefit Rockwell Automation.”

Murphy has held a wide-range of roles in operations, finance, sales and consulting in Europe and North America. Before assuming her current role in 2011, she served as Infor’s senior vice president of corporate operations, having joined the company in 2010. Prior to Infor, Murphy spent 11 years at Oracle Corporation, with responsibility for global sales operations, consulting operations in Europe, Middle East, Africa, Australia and New Zealand, and field finance for Oracle’s global business units. Before Oracle, she provided strategy, direction and counsel to clients at Andersen Consulting and Arthur Andersen.

Murphy is a Fellow of the Institute of Chartered Accountants in Ireland and holds a Bachelor of Commerce in Accounting and Finance from the University of Cork, Ireland.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs 23,000 people, serving customers in more than 80 countries.

Contact:

Ike Umunnah

Director, Public Affairs

414-382-5679

itumunna@ra.rockwell.com